UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

December 30, 2016

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 30, 2016, Monro Muffler Brake, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Brian J. D’Ambrosia, in connection with his promotion to Chief Financial Officer. The Agreement and promotion became effective on January 1, 2017.

The Agreement has a four-year term. Under the Agreement, Mr. D’Ambrosia (i) will be paid an annual base salary of $275,000; (ii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, up to 75% of his base salary, upon the achievement of certain predetermined corporate objectives and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. Mr. D’Ambrosia’s base salary will be reviewed annually by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and may be increased to reflect his performance and responsibilities.

In addition, Mr. D’Ambrosia is entitled to certain payments upon death, disability, a termination without Cause (as defined in the Agreement), a resignation by Mr. D’Ambrosia for Good Reason (as defined in the Agreement) or a termination in the event of a Change in Control of the Company (as defined in the Agreement), all as set forth in detail in the Agreement.

Also, in consideration of Mr. D’Ambrosia’s execution of the Agreement, the Committee approved an award to Mr. D’Ambrosia, effective as of January 3, 2017, of a five (5) year option to purchase 40,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $57.25 per share (the closing price of the Common Stock on January 3, 2017), pursuant to the Company’s 2007 Stock Incentive Plan (together, the “Executive Option”). The Executive Option will vest annually in equal installments over four (4) years, beginning January 3, 2018, provided Mr. D’Ambrosia remains employed by the Company on each vesting date.

A copy of the Company’s Employment Agreement with Mr. D’Ambrosia is attached to this Current Report as Exhibit 10.68 and incorporated herein by reference.

Mr. D’Ambrosia, age 42, brings over 20 years of experience, with knowledge of complex accounting, financial planning and public reporting requirements. He joined the Company in January 2013 as the Company’s Vice President and Controller. On December 10, 2015, the Board appointed Mr. D’Ambrosia to the newly-created position of Chief Accounting Officer. He continued in the roles of Vice President of Finance and Chief Accounting Officer until his promotion to Chief Financial Officer. Prior to joining the Company, Mr. D’Ambrosia served as a Regional Controller for Robbins & Myers, Inc., a supplier of engineered equipment and systems from 2010 until 2013 and served in a variety of positions for Birds Eye Foods, Inc., a consumer products company, from 2005 until 2010, most recently as Controller-Operations Accounting. Mr. D’Ambrosia is a certified public accountant and previously worked in public accounting from 1996 until 2003, primarily with Deloitte & Touche LLP in Rochester, New York.

There was no arrangement or understanding between Mr. D’Ambrosia and any other person with respect to his promotion to Chief Financial Officer, and there are no family relationships between Mr. D’Ambrosia and any director or executive officer of the Company. Other than in connection with Mr. D’Ambrosia’s employment relationship with the Company, since December 30, 2014, there have been no transactions, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and in which Mr. D’Ambrosia, or any member of his immediate family has, or will have a direct or indirect material interest.

With his promotion to the position of Chief Financial Officer, Mr. D’Ambrosia succeeds Catherine D’Amico, the Company’s long-time Chief Financial Officer. As contemplated in the Company’s previously disclosed Employment Agreement with Ms. D’Amico, dated August 27, 2014, Ms. D’Amico’s service as the Company’s Executive Vice President and Chief Financial Officer ended on December 31, 2016. Pursuant to the Company’s Employment Agreement with Ms. D’Amico, Ms. D’Amico will remain with the Company as Director of Special Projects. The Company thanks Ms. D’Amico for her 23 years of contributions and commitment to the Company, its employees and shareholders, in her role as the Company’s Chief Financial Officer.

Item 8.01 Other Events

On January 2, 2017, the Company issued a press release with respect to Mr. D’Ambrosia’s promotion and Ms. D’Amico’s new role with the Company. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)	Not Applicable

(b)	Not Applicable

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.68	Employment Agreement by and between Monro Muffler Brake, Inc. and Brian J. D’Ambrosia, dated December 30, 2016.

99.1	Press release, dated January 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC. (Registrant)

January 4, 2017	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Vice President, General Counsel and Secretary